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                                                                      EXHIBIT 11

               CHRYSLER CORPORATION AND CONSOLIDATED SUBSIDIARIES

                         EARNINGS PER COMMON SHARE DATA
                         APB OPINION NO.15 CALCULATION

                                                               PERIOD ENDED SEPTEMBER 30,
                                                       ------------------------------------------
                                                       THREE MONTHS ENDED      NINE MONTHS ENDED
                                                       ------------------      ------------------
                                                        1995        1994        1995        1994
                                                       ------      ------      ------      ------
                                                          (IN MILLIONS OF DOLLARS AND SHARES)
PRIMARY:
  Net earnings....................................     $  354      $  651      $1,081      $2,545
  Preferred stock dividend........................         (2)        (20)        (19)        (60)
                                                       ------      ------      ------      ------
  Earnings attributable to common stock...........     $  352      $  631      $1,062      $2,485
                                                       ======      ======      ======      ======
  Weighted average shares outstanding.............      382.9       354.4       372.3       354.2
  Shares issued on exercise of dilutive options...       14.7        10.1         9.2        10.5
  Shares purchased with proceeds of options.......      (10.8)       (6.0)       (5.7)       (5.7)
  Shares contingently issuable....................        0.5         0.3         0.4         0.3
                                                       ------      ------      ------      ------
  Shares applicable to primary earnings...........      387.3       358.8       376.2       359.3
                                                       ======      ======      ======      ======
FULLY DILUTED:
  Net earnings....................................     $  354      $  651      $1,081      $2,545
  Preferred stock dividend........................         --          --          --          --
                                                       ------      ------      ------      ------
  Earnings attributable to common stock...........     $  354      $  651      $1,081      $2,545
                                                       ======      ======      ======      ======
  Weighted average shares outstanding.............      382.9       354.4       372.3       354.2
  Shares issued on exercise of dilutive options...       14.7        10.1        11.2        10.5
  Shares purchased with proceeds of options.......      (10.6)       (6.0)       (7.5)       (5.7)
  Shares applicable to convertible preferred
     stock........................................        5.8        47.9        21.7        47.9
  Shares contingently issuable....................        0.9         1.0         0.7         0.9
                                                       ------      ------      ------      ------
  Shares applicable to fully diluted earnings.....      393.7       407.4       398.4       407.8
                                                       ======      ======      ======      ======

                                                                      (IN DOLLARS)
PER COMMON SHARE DATA:
  Primary:
     Net earnings per common share................     $ 0.91      $ 1.76      $ 2.82      $ 6.92
                                                       ======      ======      ======      ======
  Fully Diluted:
     Net earnings per common share................     $ 0.90      $ 1.60      $ 2.71      $ 6.24
                                                       ======      ======      ======      ======

NOTE: Primary earnings per common share amounts were computed by dividing earnings after deduction of preferred stock dividends by the average number of common and dilutive equivalent shares outstanding. Computations of primary earnings per common share exclude the effect of common stock equivalents and shares contingently issuable for any period in which their inclusion would have the effect of increasing the earnings per common share amount or decreasing the loss per common share amount otherwise computed.

      Fully diluted per common share amounts assume conversion of the convertible preferred stock, the elimination of the related preferred stock dividend requirement, and the issuance of common stock for all other potentially dilutive equivalents outstanding unless such conversion has the effect of increasing the earnings per common share amount or decreasing the loss per common share amount otherwise computed.

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